Exhibit 10.1

MERCANTILE BANK CORPORATION

EMPLOYEE STOCK PURCHASE PLAN OF 2025

SECTION 1

PURPOSE OF PLAN

The purpose of the Mercantile Bank Corporation Employee Stock Purchase Plan of 2025 is to attract and retain the best available personnel, to encourage Employees of the Company and the Company's Subsidiaries to promote the best interests of the Company, and to align the interests of Employees with the Company's shareholders by permitting Eligible Employees to purchase shares of the Company's Common Stock. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (although the Company makes no undertakings or representation to maintain such qualification). The provisions of the Plan shall, accordingly, be construed so as to extend and limit the participation in a manner consistent with the requirements of Section 423 of the Code.

SECTION 2

DEFINITIONS

The following words have the following meanings unless a different meaning is plainly required by the context:

2.1 "Board" means the Board of Directors of the Company.

2.2 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

2.3 "Committee" means the Compensation Committee of the Board or such other committee as the Board may from time to time designate to administer the Plan.

2.4 "Common Stock" means the Company's common stock.

2.5 "Company" means Mercantile Bank Corporation, a Michigan corporation, and its successors and assigns.

2.6 "Corporate Transaction" means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

2.7 "Employee" means any person who renders services to the Company or one of its Subsidiaries as an employee pursuant to an employment relationship with such employer.

2.8 "Election Form" means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee's behalf under the Plan.

2.9 "Eligible Employees" means, unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, all present and future active full-time Employees and part-time Employees, excluding any temporary employees, interns, and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

2.10 "Fair Market Value" as of any Stock Purchase Date means the consolidated closing bid price of the Common Stock reported on The Nasdaq Stock Market (or other stock exchange or quotation system on which the Company's Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on The Nasdaq Stock Market (or such other stock exchange or quotation system). If the Company's Common Stock is not listed on The Nasdaq Stock Market, or another stock exchange or quotation system on the Stock Purchase Date in question, the Fair Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

2.11 "Option Period" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter. The initial Option Period begins on July 1, 2025.

2.12 "Participant" means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

2.13 "Payroll Deduction Account" means the account established on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.14 "Permanent Disability" or "Disability" means an inability of a Participant to perform his or her employment duties due to physical or mental disability sufficient for the Participant to qualify for disability benefits under the general benefits policies of the Company and in effect from time to time.

2.15 "Plan" means the Mercantile Bank Corporation Employee Stock Purchase Plan of 2025 as set forth herein, as it may be amended from time to time.

2.16 "Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participant on a Stock Purchase Date, as determined under Section 8.1 below.

2.17 "Retirement" means the voluntary termination of all employment by a Participant such that the Participant would qualify for retirement benefits from the Company or a Subsidiary under applicable retirement policies in effect from time to time.

2.18 "Share Account" means the book-entry account established on behalf of a Participant pursuant to Section 8.2 below, to which shares of Common Stock purchased under the Plan shall be credited.

2.19 "Stock Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.

2.20 "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

SECTION 3

ADMINISTRATION

3.1 General. The Committee shall administer the Plan. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan, including individuals who are employees of the Company or any Subsidiary. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, to waive any requirement of the Plan in whole or in part and on a general or case-by-case basis, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be as fully effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations, if any, for the conduct of its business as it considers advisable.

3.2 Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Common Stock. There shall be reserved for issuance to and purchase by Participants under the Plan an aggregate of 200,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares purchased by the Company.

4.2 Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock or other change in the Company’s structure affecting the Common Stock occurs during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustment shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

4.3 Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Option Period then in progress will be shortened by setting a new Stock Purchase Date and the Option Period will end immediately prior to the proposed dissolution or liquidation. The new Stock Purchase Date will be before the date of the Company's proposed dissolution or liquidation. Before the new Stock Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Stock Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from his or her participation in the Plan in accordance with Section 6.2.

4.4 Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Option Period with respect to which the option relates will be shortened by setting a new Stock Purchase Date on which the Option Period will end. The new Stock Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Stock Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Stock Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from his or her participation in the Plan in accordance with Section 6.2.

SECTION 5

ELIGIBILITY

Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

SECTION 6

PARTICIPATION AND WITHDRAWAL

6.1 Election Form; Changes to Election Form.

(a) Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. An Eligible Employee shall become a Participant, and payroll deductions shall begin, as soon as administratively feasible after the Company receives the Election Form. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participant's base salary during the time he or she is a Participant.

(b) Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant's participation terminates, the Election Form is modified or the Plan is terminated or suspended. A Participant may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant's pay as soon as administratively feasible after the new Election Form is properly delivered. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

6.2 Withdrawal. A Participant may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company. Payroll deductions will cease as soon as administratively feasible after receipt of written notice from the Participant. Upon any termination by a Participant: (a) the Participant shall cease to be a Participant; (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned; and (c) the amount in the Participant's Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participant. An Eligible Employee who has terminated participation in the Plan shall not be eligible for reinstatement as a Participant for a period of three months after such termination.

Except as provided in Section 9 below, if a Participant ceases to be an Eligible Employee, (a) no further payroll deductions shall be made on his or her behalf; and (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participant.

SECTION 7

PAYROLL DEDUCTIONS

7.1 Payroll Deduction Account. The Company and/or its Subsidiaries will maintain a Payroll Deduction Account for each Participant. Authorized payroll deductions shall begin as soon as administratively feasible after a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant's Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant's Payroll Deduction Account, unless the Committee otherwise consents in writing.

7.2 Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than $5 or more than $200 for each pay period or such other amount as the Committee may determine in its sole discretion from time to time. A Participant may only take payroll deductions from his or her base salary.

SECTION 8

PURCHASE AND SALE OF COMMON STOCK

8.1 Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be an amount equal to the lesser of (i) ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the first day of the Option Period or (ii) ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Stock Purchase Date.

8.2 Method of Purchase.

(a) Except as otherwise provided herein, each Participant having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of whole shares of Common Stock which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. If a Participant withdraws from the Plan before a Stock Purchase Date, the related option shall expire immediately. No fractional shares shall be issued or purchased under the Plan. Funds not used to purchase whole shares shall remain in the Participant's Payroll Deduction Account for future purchases. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall thereafter terminate.

(b) All whole shares purchased shall be credited in book-entry form to separate Share Accounts for Participants. Any cash dividends paid with respect to the shares in a Participant's Share Account shall be distributed to the Participant or the Participant may choose to apply cash dividends to the purchase of additional shares by enrolling in the Company's Dividend Reinvestment Plan. Any non-cash dividends paid with respect to the shares in a Participant's Share Account shall be added to the shares held for a Participant in his or her Share Account. Participants will be notified not less than annually as to the amount and status of their Payroll Deduction Accounts and Share Accounts.

8.3 Title of Accounts. Each Share Account will be in the name of the Participant.

8.4 Rights as a Shareholder. After a Participant's Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to the shares purchased under the Plan and held in the Share Account, whether or not certificates representing the shares shall have been issued. A Participant may withdraw or sell the shares in his or her Share Account at any time by providing written notice to the Company's transfer agent.

SECTION 9

RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

9.1 Death. If a Participant dies during an Option Period, no further contributions on behalf of the deceased Participant shall be made. The executor or administrator of the deceased Participant's estate may elect to withdraw the balance in the Participant's Payroll Deduction Account by notifying the Company in writing within a reasonable period before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the deceased Participant's Payroll Deduction Account shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of the Plan. The Company shall deliver a written statement of the number of whole shares that such deceased Participant purchased under the Plan to his or her executor or administrator upon request. The Company shall deliver any amounts remaining in the deceased Participant's Payroll Deduction Account after the last applicable Stock Purchase Date to his or her executor or administrator.

9.2 Retirement or Permanent Disability. If, during an Option Period, a Participant (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participant shall be made. A Retired or Disabled Participant may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing within a reasonable period before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participant's Payroll Deduction Account shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of the Plan. The Company shall deliver a written statement of the number of whole shares that such Retired or Disabled Participant purchased under the Plan to such Retired or Disabled Participant's upon request. The Company shall deliver any amounts remaining in the Retired or Disabled Participant's Payroll Deduction Account after the last applicable Stock Purchase Date to such Retired or Disabled Participant.

If a Retired or Disabled Participant dies during the Option Period of such Participant's Retirement or Permanent Disability and such Participant did not notify the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participant's estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

SECTION 10

GENERAL PROVISIONS

10.1 Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

10.2 Rights Not Transferable. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 9 hereof), by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

10.3 Amendment or Suspension of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect or suspend the operation of the Plan.

10.4 Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate at the earliest of: (a) when all shares of Common Stock reserved under the Plan have been purchased; or (b) at any time, at the discretion of the Committee or the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participants shall promptly be returned to such Participants.

10.5 Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the State of Michigan. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant's participation in the Plan.

10.6 Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

10.7 Effective Dates. The Plan was approved by the Board of Directors on March 20, 2025, effective as of the date of such Board approval. The first Option Period under the Plan shall commence on July 1, 2025. The Committee shall have the authority to change the duration, frequency, start and end dates of the Option Periods.

10.8 Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

10.9 Section 423. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

10.10 Notice by Participants of Disqualifying Dispositions. As a condition for Plan participation, each Participant agrees that he or she shall notify the Company immediately after any sale or transfer of shares of Common Stock that are purchased through the Plan and which are sold within the two-year period beginning with the Option Period in which the shares of Common Stock were purchased.

10.11 Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

10.12 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.13 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.